EXHIBIT 11--STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

A. T. CROSS COMPANY AND SUBSIDIARIES

                                             Year Ended December 31
                                          1995        1994         1993
Earnings (loss) per common share:
 Weighted average shares outstanding   16,528,876  16,872,505   16,927,411

 Net income (loss)                    $13,365,353 $10,533,922  $(3,480,926)

 Per share amount *                         $0.81      $ 0.62       $(0.21)

Primary:
 Weighted average shares outstanding   16,528,876  16,872,505   16,927,411

 Dilutive stock options--based on the
  treasury stock method using average
  market price                             77,320      78,315            -

     TOTAL                             16,606,196  16,950,820   16,927,411

 Net income (loss)                    $13,365,353 $10,533,922  $(3,480,926)

Per share amount                            $0.80      $ 0.62       $(0.21)
Fully diluted:
 Weighted average shares outstanding   16,528,876  16,872,505   16,927,411

 Dilutive stock options--based on the
  treasury stock method using the market
  price at the end of each quarter,
  if higher than average market price      77,659      78,477            -
      TOTAL                            16,606,535  16,950,982   16,927,411

 Net income (loss)                    $13,365,353 $10,533,922  $(3,480,926)

Per share amount                           $ 0.80      $ 0.62       $(0.21)

* Stock options are not included in the computation of per share earnings as the effect is not material.